Exhibit 99.1                                              FOR IMMEDIATE RELEASE


For:        Richey Electronics, Inc.
            7441 Lincoln Way
            Garden Grove, California 92641

Contact:    William C. Cacciatore or Richard N. Berger
            714/898-8288

                           RICHEY ELECTRONICS, INC.
                COMPLETES PRIVATE OFFERING OF CONVERTIBLE DEBT

     Garden Grove, California, February 26, 1996 -- Richey Electronics, Inc. (Nasdaq NNM:RCHY) announced today that it completed the private sale of $50,000,000 in aggregate principal amount of the Company's 7% Convertible Subordinated Notes due March 1, 2006. The Notes are convertible into Richey common stock at a conversion price of $14.125 per share. The net proceeds from the sale of the Notes will be used to repay indebtedness.

     The Notes and the underlying common stock have not been registered under the Securities Act of 1933 or under applicable state securities laws, and may not be offered or sold absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the Notes.

     Richey Electronics is a leading multi-regional, specialty distributor of interconnect, electromechanical and passive electronic components and a provider of value-added services.